EXHIBIT 5.1

August 8, 2025

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission by The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), relating to up to 12,400,000 shares of the Common Stock, without par value, of the Company (the “Common Stock”) issuable pursuant to the 2022 Performance Plan of The Goodyear Tire & Rubber Company (Amended and Restated as of April 14, 2025) (the “Plan”).

As the Secretary and Associate General Counsel of the Company, I am familiar with the Amended Articles of Incorporation and Code of Regulations of the Company, as each is amended to date, and the proceedings of the Board of Directors of the Company and of the shareholders of the Company relating to the adoption and approval of the Plan and to the issuance of up to 12,400,000 shares of Common Stock pursuant thereto. I have also examined, or caused to be examined, the Plan and such other corporate records, agreements, documents and instruments, and I have made, or caused to be made, such investigations of fact and law, in each case, as in my judgment are necessary or appropriate as a basis for the opinion expressed below.

Based upon the foregoing, I am of the opinion that:

1.	The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

2.	The Plan has been duly adopted by the Board of Directors of the Company and approved by the shareholders of the Company.

3.	The 12,400,000 shares of the Common Stock to which the Registration Statement relates are duly authorized and have been reserved for issuance pursuant to the terms of the Plan.

4.

When issued pursuant to the terms of the Plan, each of the 12,400,000 shares of the Common Stock to which the Registration Statement relates will be legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use in connection therewith. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Daniel T. Young

Daniel T. Young
Secretary and Associate General Counsel